Exhibit 99.1

                   Semtech Announces Fourth Quarter Results;
             Operating Income Up 22 Percent from the Third Quarter;
          Nineteenth Consecutive Year of Positive Operating Cash Flow

     CAMARILLO, Calif.--(BUSINESS WIRE)--March 6, 2006--Semtech Corporation (NASDAQ:SMTC), a leading producer of high performance analog and mixed-signal semiconductors, today announced financial results for its fourth quarter of fiscal year 2006 that ended January 29, 2006.
     Net sales for the fourth quarter of fiscal year 2006 were $64.4 million, up 6 percent from $60.9 million in the third quarter of fiscal year 2006 and up 10 percent from $58.4 million in the fourth quarter of fiscal year 2005.
     Net income for the fourth quarter of fiscal year 2006 was $13.3 million or 18 cents per diluted share. Net income was $12.1 million or 16 cents per diluted share in the fourth quarter of fiscal year 2005. Operating income in the fourth quarter of fiscal year 2006 was up 22 percent compared to the third quarter.
     Operating cash flow was approximately $20.0 million for the fourth quarter and $66.0 million for all of fiscal year 2006. This was Semtech's nineteenth consecutive year of positive operating cash flow. The Company repurchased 724,000 shares of its common stock at a cost of $13.9 million in the fourth quarter. For all of fiscal year 2006, the Company repurchased approximately 2.7 million shares, or approximately 4 percent of the outstanding shares. Semtech ended fiscal year 2006 with $278.2 million of cash and investments and no long-term debt.
     New orders in the fourth quarter of fiscal year 2006 were down 2 percent compared to the third quarter, but increased 26 percent compared to the prior year fourth quarter. New orders exceeded shipments in the fourth quarter of fiscal year 2006, resulting in a book-to-bill ratio above one.
     The growth in sales in the fourth quarter of fiscal year 2006 was led by the fourth consecutive quarter of record shipments of Protection Products which are used in a variety of portable, video and networking applications. Sales of test and measurement products used in automated test equipment (ATE) increased 45 percent sequentially, and represented 6 percent of total sales in the quarter. Power Management product line sales declined 6 percent compared to the third quarter, primarily as a result of lower shipments of power products used in cellular phone handsets. Protection products used in cellular phone handsets and other portable devices continued to grow.
     Demand by end-markets reflected seasonal strength in the consumer driven markets and improvement in the ATE space. Telecommunications and broadband applications remained strong. Design-win activity in the fourth quarter suggests a better diversification of customers and end-applications for Semtech products.
     John D. "Jack" Poe, Semtech's Chairman and acting Chief Executive Officer, commented on the fourth quarter, "Semtech improved its operating performance in the fourth quarter. Sales grew 6 percent, gross margin increased to 56.5 percent and cash generation remained strong. Over the last quarter, the Company's research and development efforts were prioritized around projects that will deliver proprietary solutions with competitive advantages. Sales and marketing objectives were also reviewed. We expect these steps to lead to improvements in new product introductions and design wins in the second half of fiscal year 2007 and beyond."
     Mr. Poe added, "While the first half of the year is typically impacted by seasonal trends in consumer products, the healthy semiconductor industry conditions and a broadening of the Company's end-markets are encouraging."
     Consistent with purchase accounting treatment, the fourth quarter of fiscal year 2006 includes a pre-tax expense of $409,000 for the amortization of intangibles related to the June 2005 acquisition of XEMICS. The fourth quarter also includes $501,000 of pre-tax legal costs related to Semtech's litigation against an insurer.
     Net income for all of fiscal year 2006 was $43.0 million or 57 cents per diluted share, which is net of 6 cents per share of after-tax expense for the amortization of acquisition-related intangibles. Net income for fiscal year 2005 was $58.9 million or 75 cents per diluted share.

     First Quarter Outlook

     Semtech estimates that net sales for the first quarter that ends April 30, 2006 will be in the range of up 1 to 3 percent compared to the fourth quarter. Turns orders (orders received and shipped in the same quarter) of approximately 39 percent are required to achieve this forecast. GAAP earnings in the first quarter are forecasted to be 13 or 14 cents per diluted share. Semtech will begin to expense stock options in the first quarter of fiscal year 2007. Stock based compensation is expected to reduce earnings by $4.3 to $4.8 million, pre-tax, or approximately 4 cents per share in the first quarter. Insurance suit legal costs and amortization of intangibles are expected to reduce earnings by 1 cent per share in the quarter. Earnings for the first quarter prior to stock option expense, amortization of intangibles and certain legal expenses are expected to be 18 or 19 cents per diluted share.

     About Semtech

     Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications.

     Forward-Looking and Cautionary Statements

     This release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical information or statements of current condition and relate to matters such as future financial performance, future operational performance, the anticipated impact of specific items on future earnings, and our plans, objectives and expectations. Some forward-looking statements may be identified by use of terms such as "expects," "anticipates," "intends," "estimates," "believes," "projects," "should," "will," "plans" and similar words.

     Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include worldwide economic and political conditions, the timing and duration of semiconductor market upturns or downturns, demand for cellular phones, personal computers and automated test equipment, demand for semiconductor devices in general, demand for the Company's products in particular, competitors' actions, supply from key third-party silicon wafer foundries and assembly contractors, manufacturing costs and yields, relations with strategic customers, and risks associated with the businesses of major customers. In addition to considering these risks and uncertainties, forward-looking statements should be considered in conjunction with the cautionary statements contained in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 2005, in the Company's other filings with the SEC, and in material incorporated therein by reference. In light of the risks and uncertainties inherent in forecasts of revenue and gross margin and in other projected matters, forward-looking statements should not be regarded as representations by the Company that its objectives or plans will be achieved or that any of its operating expectations or financial forecasts will be realized. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                          SEMTECH CORPORATION
                   CONSOLIDATED STATEMENTS OF INCOME
            (Table in thousands - except per share amounts)


                         Three Months Ended     Twelve Months Ended
                      ------------------------ -----------------------
                      January 29,  January 30, January 29, January 30,
                          2006        2005        2006         2005
                      -----------  ----------- ----------- -----------
                      (Unaudited)  (Unaudited) (Unaudited)

Net sales                 $64,373     $58,427   $239,405     $253,612
Cost of sales              28,023      25,357    104,996      105,705
                      -----------  ----------- ----------- -----------
Gross profit               36,350      33,070    134,409      147,907
                      -----------  ----------- ----------- -----------

Operating costs and
 expenses:
Selling, general and
 administrative            11,750      10,865     44,680       43,820
Product development
 and engineering            9,437       8,324     37,534       33,492
Acquisition related
 items                        409           -      4,954            -
Insurance related
 legal expenses and
 (settlements), net           501         482       (129)         629
                      -----------  ----------- ----------- -----------

Total operating costs
 and expenses              22,097      19,671     87,039       77,941
                      -----------  ----------- ----------- -----------

Operating income           14,253      13,399     47,370       69,966

Interest and other
 income, net                2,020       1,980      7,286        6,304
                      -----------  ----------- ----------- -----------

Income before taxes        16,273      15,379     54,656       76,270
Provision for taxes         3,014       3,270     11,671       17,382
                      -----------  ----------- ----------- -----------

Net income                $13,259     $12,109    $42,985      $58,888
                      ============ =========== ==========  ===========

Earnings per share:
Basic                       $0.18       $0.16      $0.59        $0.79
Diluted                     $0.18       $0.16      $0.57        $0.75

Weighted average
 number of shares:
Basic                      72,845      74,067     73,436       74,187
Diluted                    75,365      77,758     75,992       78,124

Notes regarding Consolidated Statements of Income:

1.) The three month and twelve month periods ended January 29, 2006 consisted of thirteen weeks and fifty-two weeks, respectively. The three month and twelve month periods ended January 30, 2005 consisted of thirteen and fifty-three weeks, respectively.

2.) In the twelve month period ended January 29, 2006, $198,000 of previously written-off inventory was sold. In the twelve month period ended January 30, 2005, $507,000 of previously written-off inventory was sold.


                          SEMTECH CORPORATION
                      CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                              January 29,  January 30,
                                                 2006         2005
                                              -----------  -----------
                                              (Unaudited)
Assets

Current assets:
Cash and cash equivalents                        $65,543      $82,154
Temporary investments                            130,185      108,167
Receivables, less allowances                      27,194       22,098
Inventories                                       23,678       24,734
Deferred income taxes                              7,649        7,255
Other current assets                               8,759        6,026
                                              -----------  -----------
Total current assets                             263,008      250,434
Property, plant and equipment, net                56,957       55,674
Investments, maturities in excess of 1 year       82,458      111,577
Deferred income taxes                             23,692       26,916
Goodwill                                          33,377            -
Other intangibles                                  5,476            -
Other assets                                      10,763       13,324
                                              -----------  -----------

Total Assets                                    $475,731     $457,925
                                              ===========  ===========

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable                                 $12,325       $9,504
Accrued liabilities                               11,064       11,697
Income taxes payable                               1,079        3,495
Deferred revenue                                   1,432        2,879
Deferred income taxes                              2,410        1,443
                                              -----------  -----------
Total current liabilities                         28,310       29,018
Deferred income taxes                              3,369        2,131
Other long-term liabilities                        5,478        2,410
Total Stockholders' equity                       438,574      424,366
                                              -----------  -----------

Total Liabilities and Stockholders' Equity      $475,731     $457,925
                                              ===========  ===========


     CONTACT: Semtech Corporation
              John Baumann, 805-480-2010 (Investor Relations)